Exhibit 5b

March 17, 2017

Cleco Corporate Holdings LLC

2030 Donahue Ferry Road

Pineville, Louisiana 71360-5526

Re:	Cleco Corporate Holdings LLC Registration Statement on Form S-4

Ladies and Gentlemen:

We served as Louisiana counsel to Cleco Corporate Holdings LLC, a Louisiana limited liability company (the “Company”), in connection with certain matters of Louisiana law arising out of the registration of (i) up to $535,000,000 aggregate principal amount of the Company’s 3.743% Senior Secured Notes due 2026, which have been registered under the Securities Act (the “2026 Exchange Notes”) and (ii) up to $350,000,000 aggregate principal amount of the Company’s 4.973% Senior Secured Notes due 2046, which have been registered under the Securities Act (the “2046 Exchange Notes,” and together with the 2026 Exchange Notes, the “Exchange Notes”) to be issued by the Company under an indenture dated as of May 17, 2016 (the “Base Indenture”), between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of May 17, 2016 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of May 17, 2016 (the “Second Supplemental Indenture”) and the Third Supplemental Indenture, dated as of May 24, 2016 (the “Third Supplemental Indenture”, and together with the First Supplemental Indenture, the Second Supplemental Indenture and the Base Indenture, the “Indenture”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”) on the Registration Statement on Form S-4 to which this opinion is an exhibit (including all amendments thereto) (the “Registration Statement”). The Exchange Notes are to be offered in the manner described in the Registration Statement (the “Exchange Offer”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (herein collectively referred to as the “Documents”):

1.	the Registration Statement and the related form of prospectus included therein, in the form in which it was filed with the Commission;

2.	the Articles of Organization of the Company (the “Charter”), certified as of a recent date by the Secretary of State of the State of Louisiana (the “Secretary of State”);

3.	the Certificate of Good Standing of the Company as of a recent date by the Secretary of State;

ALABAMA • FLORIDA • GEORGIA • LOUISIANA • MARYLAND • MISSISSIPPI • SOUTH CAROLINA • TENNESSEE • TEXAS • VIRGINIA • WASHINGTON, D.C.

March 17, 2017

4.	the Operating Agreement of the Company, dated as of April 13, 2016, certified as of the date hereof by an officer of the Company;

5.	resolutions (the “Resolutions”) adopted by the Board of Managers of the Company, and the pricing committee thereof, relating to the authorization of the execution and delivery of the Indenture and the sale, issuance and registration of the Exchange Notes, certified as of the date hereof by an officer of the Company;

6.	the Indenture; and

7.	such other documents and matters, certified or otherwise identified to our satisfaction, as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

i.	Each individual executing any of the Documents, whether on behalf of such individual or another person, except those acting on behalf of the Company, is legally competent and duly authorized to do so.

ii.	Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

iii.	Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

iv.	All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any of the provision of any of the Documents, by action or omission of the parties or otherwise.

v.	The Registration Statement has become effective.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that :

1.    Based solely on the Certificate of Good Standing of the Company issued by the Secretary of State, the Company is validly existing and in good standing under the laws of the State of Louisiana.

2.    The Company has the full limited liability company power to execute and deliver, and perform its obligations under, the Indenture and the Exchange Notes and has taken all limited liability company action required to authorize the execution and delivery of, and the performance of its obligations under, the Indenture and the Exchange Notes.

3.    The Company has duly executed and delivered the Indenture.

March 17, 2017

The foregoing opinion is limited to the laws of the State of Louisiana and we do not express any opinion herein concerning the laws of any other jurisdiction. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Louisiana. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Louisiana, we do not express any opinion on such matter.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. We assume no obligation to supplement this opinion if any applicable law changes by legislation, judicial decision or otherwise after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being delivered by us in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act.

We hereby consent to the filing of this opinion as Exhibit 5(b) to the Registration Statement and to the use of the name of our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations of the Commission promulgated thereunder. Locke Lord LLP may rely on this opinion in rendering its opinion dated the date hereof to be filed as an exhibit to the Registration Statement.

Very truly yours,

/s/ Baker, Donelson, Bearman, Caldwell & Berkowitz, PC